Exhibit 99.1

Fred’s, Inc. Names Heath Freeman Chairman of the Board

Thomas J. Tashjian to Retire After 16 Years of Service

MEMPHIS, Tenn.--(BUSINESS WIRE)--September 6, 2017--Fred’s, Inc. (“Fred’s” or “Company”) (NASDAQ:FRED) today announced that it has appointed Heath Freeman Chairman of the Board of Directors, effective immediately. Mr. Freeman succeeds Thomas J. Tashjian, who is retiring from the Board.

“Heath brings significant retail, turnaround, and financial expertise and we determined that as Chairman, Heath will bring invaluable insights and experience as the Company continues to execute its turnaround strategy,” said Michael K. Bloom, Chief Executive Officer and Member of the Board. “Additionally, as President of Alden, the Company’s largest investor, Heath brings a strong shareholder perspective to the role of Chairman. I am confident that under his leadership, coupled with the oversight of our high-quality and experienced Board, we will be well positioned to drive Fred’s long-term success.”

Mr. Freeman commented, “I am pleased to assume the role of Chairman of the Fred’s Board. Fred’s has a strong platform and I look forward to continuing to work together with our Board members to support the management team as it executes the Company’s strategy to drive free cash flow and generate value for all shareholders.”

Mr. Bloom added, “On behalf of the Board of Directors, I want to thank Tom for his dedicated service and many contributions to Fred’s over the past 16 years. Our Board and management team have significantly benefited from Tom’s exemplary leadership and we wish him the best in his well-deserved retirement.”

Mr. Freeman was added to Fred’s Board on August 14, 2017 in connection with the execution of an Amended and Restated Cooperation Agreement between Alden Global Capital LLC (”Alden”) and Fred’s, dated August 11, 2017.

About Heath Freeman

Mr. Freeman is the President and a Founding Member, of Alden Global Capital LLC, a New York-based investment firm focused on deep value, catalyst driven investing. He has been with the firm since its founding in 2007, and has been its President since 2014. Mr. Freeman currently serves as Vice Chairman of MediaNews Group, Inc. (‘MNG”), the second largest newspaper business in the United States by circulation, owning newspapers such as The Denver Post, San Jose Mercury News and Orange County Register. At MNG he leads the strategic review committee and serves on the compensation committee. Mr. Freeman is a co-founder and serves on the board of SLT Group, Inc. a private boutique fitness business founded in 2011. In addition, Mr. Freeman also co-founded City of Saints Coffee Roasters in 2013, a third wave coffee roaster, wholesaler and retailer. Prior to Alden, Mr. Freeman worked as an Investment Analyst at Smith Management, a private investment firm. Mr. Freeman began his career as an analyst at Peter J. Solomon Company, a boutique investment bank with a focus on Retail and Consumer, where he worked on mergers and acquisitions, restructurings and refinancing assignments. Currently, Mr. Freeman serves as Chairman of the Advisory Board for Jewish Life at Duke University's Freeman Center. He is a graduate of Duke University.

About Fred’s Pharmacy

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s Pharmacy is headquartered in Memphis, Tennessee, and operates 600 pharmacy and general merchandise stores, which includes 14 franchised Fred’s Pharmacy locations and an additional three specialty pharmacy-only locations. With a unique store format and strategy that combines the best elements of a healthcare-focused drug store with a value-focused retailer, Fred’s Pharmacy stores offer more than 12,000 frequently purchased items that address the healthcare and everyday needs of its customers and patients. This includes nationally recognized brands, proprietary Fred’s Pharmacy label products, and a full range of value-priced selections. The Company has two distribution centers, one in Memphis, Tennessee, and Dublin, Georgia.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

Forward-Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Fred's Pharmacy
Jason Jenne, 901-238-2787
Executive Vice President, Chief Financial Officer
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Dan Moore, 212-355-4449